                                                                    EXHIBIT 99.1
DATE: January 31, 2001

FROM:                                          FOR:
Padilla Speer Beardsley Inc.                   Tower Automotive, Inc.
224 Franklin Avenue West                       5211 Cascade Road S.E., Suite 300
Minneapolis, Minnesota 55404                   Grand Rapids, Michigan 49546

John Mackay (612) 871-8877                     Anthony Barone (616) 802-1600


FOR IMMEDIATE RELEASE

TOWER AUTOMOTIVE ANNOUNCES FOURTH-QUARTER AND YEAR-END RESULTS


    GRAND RAPIDS, Mich., January 31-- Tower Automotive, Inc. (NYSE: TWR), today announced results for the fourth quarter and year ended December 31, 2000.

    On October 2, 2000, Tower Automotive announced that it would record a fourth-quarter restructuring charge to phase out its heavy truck rail manufacturing and related activities in Milwaukee, Wis.; reduce its stamping capacity by closing its Kalamazoo, Mich., facility and consolidate related support activities across the enterprise. The $141 million charge recorded in the fourth-quarter is consistent with the range previously announced.

    For the fourth quarter, revenues were $629 million, a 4 percent increase, compared with $605 million in the 1999 period. Of the $629 million total revenues, approximately $151 million was contributed by the Dr. Meleghy, Seojin Industrial Company, Caterina, and Algoods acquisitions. Operating income for the fourth quarter, excluding the restructuring charge, was $38 million, a 41 percent decrease from operating income of $64 million reported during the 1999 period. Net income for the fourth quarter, excluding the fourth-quarter charge, was $15 million, or 31 cents per fully diluted share outstanding. This compares with net income of $33 million, or 58 cents per fully diluted share outstanding, in the 1999 period.

    For the year ended December 31, 2000, revenues were $2,532 million, a 17 percent increase, compared with $2,170 million in the 1999 period. The revenue increase of $362 million was primarily due to the acquisitions of Dr. Meleghy, Seojin Industrial Company, Caterina, and Algoods, which totaled approximately $290 million in 2000. Operating income for the year, excluding the fourth-quarter restructuring charge, was $213 million, a 5 percent decrease from operating income of $225 million reported during the 1999 period. Net income for the year, excluding the fourth-quarter charge, was $98 million, or $1.81 per fully diluted share outstanding. This compares with net income of $117 million, or $2.10 per fully diluted share outstanding, in the 1999 period.

    Fourth-quarter results, including the $141 million restructuring charge reflected an operating loss of $104 million, a net loss of $70 million, and a loss per fully diluted share outstanding of $1.54. Full-year

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Tower Automotive, Inc.
January 31, 2001
Page 5


results, including the effect of the fourth-quarter charge, showed operating income of $72 million, net income of $13 million, and earnings per fully diluted share outstanding of 28 cents. As a result of the restructuring charge, the anti-dilutive effects of the Convertible Trust Preferred Securities and the Convertible Notes, fully diluted shares and basic weighted average shares are substantially equivalent in the fourth-quarter and year ending December 31, 2000 periods.

    In commenting on the fourth-quarter and year-end results, Dug Campbell, president and chief executive officer of Tower Automotive, said, "We successfully expanded the company's presence during the year in Europe, Asia and South America, increasing our scale by over $150 million in sales in Europe, creating an Asian presence with significant interests in businesses with revenues in excess of $1 billion, primarily in Korea and Japan and acquiring the remaining 60 percent of our Brazilian affiliate, Caterina. We also responded quickly to changing business conditions while being consistent with our plans to reduce the capital intensity of our business and rationalize our asset base.

    "Our efforts to deal with the current difficult industry situation began with the restructuring announcement in October. These difficult and unpleasant tasks are necessary to properly match the resources deployed with the business scale anticipated. Even though necessary, it does not lessen the colleague pain of which we are very mindful.

    "As everyone knows, the near-term outlook for the first quarter of 2001 is significantly down. We are estimating a run rate equivalent to 14 million units for the quarter on a SAAR basis. This reality, along with significant launch activity in the first quarter for the new Ford Explorer and significant launch activity related to the new Dodge Ram which will be fully reflected in the second and third quarters of this year, makes the 2001 year the most challenging in the brief history of Tower Automotive. Add to this, the pressure for price reductions that have received much publicity, along with the continued customer demand for capital investment by suppliers, and it becomes clear that the business model must be changed to focus on the fundamental principle of business: cash return on invested capital.

    "The leadership and colleagues of Tower Automotive are steadfastly resolved and zealously energized to use these circumstances to strengthen the company for the long term without losing sight of the values that make Tower Automotive unique. Our focus this year will be to ensure that we pay for required capital investments with operating cash flow, reduce debt and continue to be comfortably in compliance with our debt obligations."

    On November 1, 2000, Tower Automotive increased its equity ownership in Seojin Industrial Company Limited from 49 percent to 66 percent. The ownership increase was acquired through the conversion of the $19 million variable rate convertible bonds of Seojin Industrial Company Limited and an additional cash investment of $1.2 million.


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Tower Automotive, Inc.
January 31, 2001
Page 6


    On November 30, 2000, Tower Automotive completed the acquisition of Strojarne Malacky, a.s., a manufacturer of upper body structural assemblies for Volkswagen, Porsche and Skoda, located in Bratislava, Slovakia. The company paid total consideration of approximately $10 million for the acquisition and intends to use the investment to further support Volkswagen's Bratislava assembly operation.

    On December 7, 2000, Tower Automotive completed the sale of its Roanoke, Va., heavy truck rail manufacturing business to its joint venture partner, Metalsa S. de R.L., which is based in Monterrey, Mexico. The business was sold for $55 million, which is the approximate book value, plus an earn out to Tower Automotive of up to $30 million based on Metalsa heavy truck achieving certain profit levels over the next three years.

    On January 29, 2001, the Tower Automotive announced its intention to exercise its right to acquire an additional 13.76 percent equity interest in Yorozu Corporation ("Yorozu"), a supplier of suspension modules and structural parts to the Asian and North American automotive markets, from Nissan Motor Co. Ltd. Tower Automotive acquired a 17 percent interest in Yorozu during the third quarter of 2000. Annual sales of Yorozu are approximately $600 million. Yorozu is based in Japan and is publicly traded on the first tier of the Tokyo Stock Exchange. Its principal customers include Nissan, Auto Alliance, General Motors, Ford, and Honda. Tower Automotive will pay Nissan approximately $31 million over the next two and a half years to acquire this interest.

    During the second quarter of 2000, the board of directors of Tower Automotive approved a plan to purchase up to $100 million of company shares from time to time if authorized by the executive committee. During the fourth quarter and year ending December 31, 2000, the company purchased approximately 4.1 million shares of its common stock at an average purchase price of $9.77.

    Tower Automotive, Inc., produces a broad range of assemblies and modules for vehicle structures and suspension systems for the automotive manufacturers, including Ford, DaimlerChrysler, GM, Honda, Toyota, Nissan, Auto Alliance, Fiat, Kia, Hyundai, BMW and Volkswagen. Products include body structural assemblies such as pillars and package trays, control arms, suspension links, engine cradles and full frame assemblies. The company is based in Grand Rapids, Mich., and has its corporate office in Minneapolis, Minn.

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the anticipated results as a consequence of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which Tower Automotive operates; unanticipated costs associated with the discontinuation of operations at Kalamazoo and phasing out of heavy truck rail operations in Milwaukee; and other risks detailed from time to time in the company's Securities and Exchange Commission filings.

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Tower Automotive, Inc.
January 31, 2001
Page 7


                     TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
          (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS - UNAUDITED)


                                                   Three Months Ended               Year Ended
                                                     December 31,                  December 31,
                                               --------------------------    --------------------------
                                                   2000           1999           2000           1999
                                               -----------    -----------    -----------    -----------
Revenues                                       $   629,359    $   604,599    $ 2,531,953    $ 2,170,003

Cost of sales                                      548,586        506,476      2,160,359      1,823,103
                                               -----------    -----------    -----------    -----------

  Gross profit                                      80,773         98,123        371,594        346,900

Selling, general and administrative expenses        37,381         29,564        137,003        105,950

Amortization expense                                 5,724          4,161         21,517         15,803

Restructuring charge                               141,326           --          141,326           --
                                               -----------    -----------    -----------    -----------

  Operating income (loss)                         (103,658)        64,398         71,748        225,147

Interest expense, net                               21,575         12,810         64,711         37,981
                                               -----------    -----------    -----------    -----------

  Income (loss) before provision for
     income taxes                                 (125,233)        51,588          7,037        187,166

Provision for income taxes                         (50,289)        20,635          2,619         74,866
                                               -----------    -----------    -----------    -----------

  Income (loss) before equity in earnings of
     joint ventures and minority interest          (74,944)        30,953          4,418        112,300

Equity in earnings of joint ventures                 7,616          4,309         22,480         15,268

Minority interest - dividends on trust
     preferred securities, net                      (2,619)        (2,619)       (10,476)       (10,480)
                                               -----------    -----------    -----------    -----------
   Income (loss) before extraordinary item         (69,947)        32,643         16,422        117,088

Extraordinary loss on early extinguishments
     of debt, net                                     --             --            2,988           --
                                               -----------    -----------    -----------    -----------
      Net income (loss)                            (69,947)        32,643         13,434    $   117,088
                                               ===========    ===========    ===========    ===========


Basic earnings (loss) per common share:
    Income (loss) before extraordinary loss    $     (1.54)   $      0.70    $      0.35    $      2.50
    Extraordinary loss                                --             --            (0.06)          --
                                               -----------    -----------    -----------    -----------
       Net income (loss)                       $     (1.54)   $      0.70    $      0.29    $      2.50
                                               ===========    ===========    ===========    ===========
Basic shares outstanding                            45,381         46,879         47,100         46,751
                                               ===========    ===========    ===========    ===========

Diluted earnings (loss) per common share:
    Income (loss) before extraordinary loss    $     (1.54)   $      0.58    $      0.34    $      2.10
    Extraordinary loss                                --             --            (0.06)          --
                                               -----------    -----------    -----------    -----------
       Net income (loss)                       $     (1.54)   $      0.58    $      0.28    $      2.10
                                               ===========    ===========    ===========    ===========
Diluted shares outstanding                          45,381         63,864         47,561         63,974
                                               ===========    ===========    ===========    ===========


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                     TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)


                                                                December 31,    December 31,
                             Assets                                 2000           1999
Current assets:
       Cash and cash equivalents                                $     3,373    $     3,617
       Accounts receivable                                          278,707        353,351
       Inventories                                                  132,478        110,897
       Prepaid tooling and other                                    133,935         90,191
                                                                -----------    -----------
             Total current assets                                   548,493        558,056
                                                                -----------    -----------

Property, plant and equipment, net                                1,199,964      1,075,861
Investments in joint ventures                                       267,217        290,705
Goodwill and other assets, net                                      880,063        627,928
                                                                -----------    -----------
                                                                $ 2,895,737    $ 2,552,550
                                                                ===========    ===========

            Liabilities and Stockholders' Investment
Current liabilities:
       Current maturities of long-term debt and capital
       lease
          Obligations                                           $   149,066    $    13,876
       Accounts payable                                             248,389        276,673
       Accrued liabilities                                          175,219        140,567
                                                                -----------    -----------
             Total current liabilities                              572,674        431,116
                                                                -----------    -----------

Long-term debt, net of current maturities                           933,442        699,678
Obligations under capital leases, net of current maturities           8,458         21,543
Convertible subordinated notes                                      200,000        200,000
Deferred income taxes                                                33,884         50,736
Other noncurrent liabilities                                        185,444        163,592
                                                                -----------    -----------
          Total noncurrent liabilities                            1,361,228      1,135,549
                                                                -----------    -----------
Mandatorily redeemable trust convertible preferred securities       258,750        258,750
Stockholders' investment:
       Preferred stock                                                 --             --
       Common stock                                                     435            469
       Additional paid-in capital                                   413,308        437,210
       Retained earnings                                            307,956        294,522
       Warrants to acquire common stock                                --            2,000
       Deferred income stock plan                                    (8,942)        (4,484)
       Accumulated other comprehensive loss                          (9,672)        (2,582)
                                                                -----------    -----------
             Total stockholders' investment                         703,085        727,135
                                                                -----------    -----------
                                                                $ 2,895,737    $ 2,552,550
                                                                ===========    ===========

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